NOTE

$274,000,000
                                                                Topeka, Kansas
                                                                 March 2, 1998

FOR VALUE RECEIVED, the undersigned Protection One Alarm Monitoring, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Westar Capital, Inc., 818 Kansas Avenue, Topeka, Kansas, 66612 (the "Lender"), on June 1, 1998 (the "Maturity Date"), the principal sum of TWO HUNDRED SEVENTY-FOUR MILLION Dollars ($274,000,000), (the "Principal Amount") in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount, in like funds, at said office, at a rate per annum equal to 6.6875% (the "Interest Rate") and payable on the 1st day of each month, commencing April 1, 1998 and on the Maturity Date.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the Interest Rate + 2%.

Interest shall be calculated on the basis of a year of 360 days and actual days elapsed.

If (i) Borrower shall not pay the Lender the principal or interest when due,
(ii) Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, (iii) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law nor or hereafter in effect, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days or an order for relief shall be entered against it under the federal bankruptcy laws as now or hereafter in effect, (iv) Borrower shall make a general assignment for the benefit of creditors; (v) any indebtedness of Borrower exceeding $1,000,000 for borrowed money shall not be paid when due or shall become due and payable by acceleration of maturity thereof; or (vi) Borrower shall be dissolved or be a party to any merger or consolidation in which it is not the survivor without the written consent of the Lender, then the Principal Amount and all interest due thereon to the date of payment, as appropriate, shall, unless the Lender shall otherwise elect, forthwith be due and payable.

Borrower agrees to pay on demand all costs and expenses (including fees and expenses of counsel) incurred by the Lender in connection with the enforcement of this Note.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD TO CHOICE OF LAW PROVISIONS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                       PROTECTION ONE ALARM MONITORING, INC.


                                       By: John W. Hesse
                                           John W. Hesse
                                           Executive Vice President